Exhibit 99.1

DIAMOND RESORTS INTERNATIONAL ANNOUNCES THE CLOSING OF $25,000,000 REVOLVING CREDIT FACILITY

LAS VEGAS, Nevada, (September 13, 2013)-Diamond Resorts International, Inc. (NYSE: DRII) announced today that Diamond Resorts Corporation, an indirect wholly-owned subsidiary of Diamond Resorts International, closed a senior secured revolving credit facility on September 11, 2013, with Credit Suisse AG as administrative agent. The credit facility has a maturity date of September 11, 2017 and provides for funds to be borrowed at an adjusted base rate or LIBOR rate, with up to a maximum of $25,000,000 outstanding at any time. Obligations under the credit facility are secured on a pari passu basis by the same collateral securing Diamond Resort Corporation's 12% Senior Secured Notes due 2018.

Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective affiliates, as applicable, acted as lenders, joint bookrunners and joint lead arrangers.

About Diamond Resorts International®

Diamond Resorts International®, with its network of more than 300 vacation destinations located in 33 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australia and Africa provides guests with choices and flexibility as they design their dream vacation, whether they're traveling an hour away or around the world. Our hassle-free, relaxing vacations give guests a truly memorable experience every time, for a lifetime.

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide our members with access to 92 managed resorts, 210 affiliated properties and four cruise itineraries through THE Club® at Diamond Resorts International®. To learn more, visit www.DiamondResorts.com.

Media Contact:
Stevi Wara
Diamond Resorts International, Inc.
Tel: 1.702.823.7069; Fax: 1.702.684.8705
media@diamondresorts.com

Investor Contact:
Sloane & Company
Josh Hochberg
Tel: 1.212.446.1892
jhochberg@sloanepr.com
or
Dan Zacchei
Tel: 1.212.446.1882
dzacchei@sloanepr.com